Exhibit 10.1
Mega International Commercial Bank

Omnibus Credit Authorization Agreement

No.: 231111100005
Customer name: Super Micro Computer, Inc. Taiwan

Omnibus Credit Authorization Agreement
The party to this Agreement, Super Micro Computer, Inc. Taiwan and Mega International Commercial Bank Co., Ltd. (hereinafter referred to as the "Bank") hereby agree to enter into this Omnibus Credit Authorization Agreement (hereinafter referred to as the "Agreement") set forth below for the credit authorization transactions between the parties, except for those with credit authorization agreements and other agreements that have already been signed:
Article 1Total Credit Limit
The total credit limit of the Agreement is USD 20 million or equivalent in foreign currency.
The total amount of the Contracting Party's drawdown in all types of loan authorization in this Agreement shall not exceed the total credit limit specified in the preceding paragraph.
The Contracting Party's drawdown amount for individual credit authorization type may not exceed the credit limit specified for each individual credit authorization type in the Agreement.
The Contracting Party's outstanding balances drawn from any existing credit authorization agreement prior to the effective date of the Agreement shall be carried forward into the total credit limit and the drawdown amount already used for each individual credit authorization type.
In situations where the drawdowns are utilized in foreign currencies and exceed the limits of the commitment of the respective facility or total credit line prescribed above due to exchange rate fluctuations or any other reasons whatsoever, the Contracting Party shall immediately repay the excess balance.
Article 2Drawdown Period
The drawdown period of each individual credit authorization type in the Agreement shall be March 4, 2022 to March 3, 2023. Where the Contracting Party meets the terms and conditions set forth by the parties, it may draw from the credit authorization based on the method and documents agreed by the parties in the drawdown period specified in this Article after obtaining the approval of the Bank.
Article 3Basic Loan Interest Rate and Adjustment
The Bank's basic loan interest rate is based on the Bank's cost of capital, operating costs, and anticipated losses, which may be recalculated periodically or whenever required by the Bank's capitalization conditions.
If the interest rate for each individual credit authorization type in the Agreement is adjusted according to the bank's basic loan interest rate when the Agreement is signed (the basic loan interest rate for NTD was an annual interest rate of 0.8% and the basic loan interest rate for USD was an annual interest rate of 0.65% when the Agreement was signed), the Contracting Party agrees that adjustments may be made according to the adjusted basic loan interest rate from the date it is adjusted by the Bank. If the base rate is adjusted after the Agreement is signed, the Contracting Party agrees to be bound by the contents announced by the Bank at its business locations.

Article 4Liquidated Damages and Default Interest
If the Contracting Party is late in repaying the principal or interest, liquidated damages shall be calculated at 10% of the interest rate specified in the Agreement for the first six months after the maturity date for the principal or the interest payment date, and at 20% of the interest rate specified in the Agreement for the portion that is more than six months late.
If the Contracting Party fails to repay the principal according to the Agreement, in addition to the liquidated damages in the preceding paragraph, the Contracting Party shall also pay default interest calculated at the Agreement's annual interest rate plus 1%.
Article 5Assumption of Exchange Rate Risks
Foreign currency debt of the Contracting Party under the Agreement may be repaid by the Contracting Party in foreign currency or the equivalent amount in NTD. If the debt is repaid in an equivalent amount in NTD, the Contracting Party agrees that the Bank may use the Bank's spot exchange rate on the maturity date or repayment date for the conversion.
Article 6Early Repayment
Where the Agreement prohibits early repayment of debt, and the Contracting Party intends to make early repayment, it must obtain the Bank's prior consent.
Article 7Drawdown Conditions
The parties hereby agree that the credit authorization types and drawdown conditions between the parties shall be as follows:

Loan for Material Purchase

I.Purpose of loan: The loan is provided for use by the Contracting Party for the purchase of materials or supplies or payment of invisible trade.
II.Credit limit: USD 20 million or equivalent in foreign currency (on a revolving basis).
III.Calculation and payment of interest:
(I)Interest payment standard:
1.USD: Interest shall accrue at TAIFX OFFER for six months plus 0.23% and divided by 0.946. The interest rate shall be adjusted once every month but shall not be lower than the USD basic loan interest rate plus 0.1%.

2.Other foreign currencies: Cost of the borrowing for the Bank plus 1.0% and divided by 0.946.
(II)Interest payment method: Monthly interest payment by the Contracting Party.
(III)Interest shall begin to accrue on the loan from the date of advance payment by the Bank or the date of payment by the foreign bank.
(IV)If the loan involves the acceptance of a bill of exchange, the Contracting Party shall pay the handling fee based on the following fee rate and method:
The annual fee rate is 0.75% and calculated based on the number of actual acceptance days. The fee is collected in full upon acceptance and a minimum handling fee of NTD 400 is charged for each transaction.
IV.Full repayment deadline:
(I)The Contracting Party agrees that it shall repay all loans within 120 days after the date of the Bank's advance payment.
(II)If the loan involves the acceptance of a bill of exchange, the period from the acceptance date of the Bank till the maturity date of the bill of exchange may not exceed 120 days. The Contracting Party shall be responsible for full repayment upon expiry or apply for an advance payment from the Bank. However, the sum of the total advance payment period and acceptance period shall not exceed 120 days.
(III)Where the Contracting Party purchases materials from domestic sources, it may, with the approval of the Bank, appoint the Bank to issue a domestic letter of credit and perform the acceptance or payment for bills of exchange or other certificates issued by the beneficiary of the letter of credit. The full repayment period may not exceed 120 days.
(IV)If the Contracting Party sells the materials purchased with this loan earlier than scheduled, it shall repay this loan earlier than scheduled.
V.Drawdown method and conditions:
Where the Contracting Party pays for the goods by O/A or T/T, it may, with the approval of the Bank, present a loan drawdown form and the transaction document for the drawdown of 100% of the amount on the transaction document. The repayment deadline for each loan shall not exceed 120 days.
VI.The Contracting Party may, based on requirements for actual operations and with the approval of the Bank, use the specimen seal provided by the Contracting Party on the "Mega

International Commercial Bank Import/Export Specimen Seal Card" in lieu of the seal or signature on the Credit Authorization Agreement.
VII.The credit authorization may be converted into a foreign currency with the approval of the Bank. However, it may not be converted into a foreign currency after its conversion into NTD. If the original interest payment method involves the repayment of both principal and interest, the Contracting Party shall pay the interest on the loan in the original currency before the conversion at the time of the conversion.
The currency conversion date and exchange rate shall be negotiated by the parties. If the currency conversion causes the drawdown to exceed the credit limit for this item, the Contracting Party shall immediately repay the excess balance.
VIII.If the Contracting Party uses this credit limit to apply for the advance payment for a letter of credit, and the advance payment exceeds the amount approved by the Bank for the loan when the letter of credit was issued, once the Bank agrees to make another advance, such amount shall still be calculated as the amount used for this credit authorization type, and the Contracting Party shall be responsible for repayment.
IX.With regard to operations, responsibilities, and obligations under the letter of credit, the Contracting Party agrees that the terms and conditions in the "Uniform Customs and Practice for Documentary Credits" published by the International Chamber of Commerce and ICC Incoterms shall apply, and shall be included as a part of this Agreement.
X.With regard to the goods of the letter of credit for this Agreement, the Contracting Party shall specify the Bank as the prioritized beneficiary in advance and purchase an insurance policy based on the conditions approved by the Bank. The insurance premiums shall be borne by the Contracting Party.
Article 8Copies of the Agreement
This Agreement shall be executed in duplicates, with the Bank and the Contracting Party each holding one copy.
Article 9Special Clauses:
I.Notice on the adjustment and changes of the joint guarantor
The Bank may notify the Contracting Party to add or replace the (joint) guarantor if the Bank deems it necessary based on the facts, and the Contracting Party shall immediately comply.
If the (joint) guarantor was a director or supervisor of the Contracting Party when providing guarantee for the Agreement and resigned or was relieved from the position due to other legal reasons, the Bank may, without prior notice or reminder, reduce the Contracting Party's credit limit or suspend drawdowns at any time. The Contracting Party shall immediately notify the Bank when the (joint) guarantor is relieved from the position, and shall be liable for compensating any damages sustained by the Bank in the event of a violation.
II.Supply of documents
The Contracting Party agrees that it shall provide the Bank with a copy of the Board of Director's meeting minutes with respect to the credit authorization.
III.Restrictions on the use of the loan
The Contracting Party's actual use of the approved loan based on this Agreement may not include a transfer of the funds to Mainland Chinese entities (they refer to individuals, corporate entities, organizations, or other institutions in Mainland China, or companies in areas other than Taiwan and Mainland China that are invested by such entities) for use.
IV.Minimum interest rate
The NTD and USD loan interest rate drawn based on the Agreement shall not be lower than the NTD and USD basic loan interest rate announced by the Bank on the date of the loan.
V.Credit authorization handling fees
NTD0. The Contracting Party agrees that it shall pay the amount in one payment within 5 days after the date the Agreement is signed. The Contracting Party agrees that the credit authorization handling fees shall be calculated separately for any future renewal, addition, or change of credit authorization terms in the Agreement.
VI.If the Contracting Party receives an advance payment from a shareholder, the shareholder shall issue an agreement on the subordination of shareholder claims to the Bank.
VII.Relevant documents for the drawdown based on the Agreement may be in the form of a list (the list must clearly specify information such as the transaction document name, number, date, payment terms or expiry date, name of the transaction counterparty, and the transaction amount for each transaction; the applicant must also issue an affidavit stating that the transactions specified in the information are true and there are no repeated financing). The applicant is not required to provide individual shipping forms but shall provide the photocopies of transaction forms and shipping forms for no fewer than 3 transactions on the list (for inspection by the Bank). The shipping forms must be provided for the prepayments at a later date.
VIII.The Contracting Party may pay the transaction counterparty 3 days after the fund allocation date (T+3) and deliver photocopies of relevant documents for reference.

IX.During the loan period of the Project, the Contracting Party's parent company, Super Micro Computer, Inc., shall maintain 100% direct (indirect) shareholding of the Contracting Party. However, this does not apply if the Contracting Party is a public company.
X.The Contracting Party agrees to maintain an average demand deposit balance equal to 10% of the total loan amount during the loan period, subject to inspection once every 3 months. If the Contracting Party fails to meet the criterion, the interest rate shall be increased by an additional 0.1%. The Contracting Party also agrees to maintain an average demand deposit balance equal to 10% of the total loan amount at the Bank during the loan period, subject to inspection once a year.

Parties to the Agreement:
Mega International Commercial Bank Co., Ltd.
Agent: Chiung-Chao Tsai, Manager, Linkou Branch
Address: No. 199, Fuxing 1st Rd., Guishan Dist., Taoyuan City, Taiwan

The Contracting Party hereby declares that it has read all clauses within a reasonable period and fully understood the contents before personally signing and affixing its seal.

Contracting Party: Super Micro Computer, Inc. Taiwan
(Signature and seal)
/s/ Super Micro Incorporation, Taiwan
    Company stamp    Date: April 25, 2022
/s/ CHARLES JIANHOU LIANG stamp
    Personal stamp    Date: April 25, 2022
/s/ CHARLES JIANHOU LIANG
    Chairman of BOD    Date: April 25, 2022

Business Tax ID: 12729477
Address: 3F, No. 150, Jian 1st Rd., Zhonghe District, New Taipei City
Representative (agent): Charles Jianhou Liang

ID No.: Q121976183

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